Exhibit 11

                           Thermo Electron Corporation
                        Computation of Earnings per Share


                                           1996           1995           1994
                                   ------------    -----------    -----------
   Computation of Fully Diluted
   Earnings per Share:

   Income:
     Income per primary
     computation                   $190,816,000   $139,582,000   $104,711,000

     Add: Convertible debt
          interest, net of tax       23,522,000     15,561,000     15,934,000
                                   ------------   ------------   ------------
     Income applicable to common
     stock assuming full
     dilution (a)                  $214,338,000   $155,143,000   $120,645,000
                                   ------------   ------------   ------------
   Shares:
     Weighted average shares
     outstanding                    141,524,607    126,626,183    116,500,455

     Add: Shares issuable from
          assumed conversion of
          convertible debentures     31,735,258     30,023,096     33,553,283

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application of the
          treasury stock method)      2,440,465      2,596,257      1,175,319
                                   ------------   ------------   ------------
     Weighted average shares
     outstanding, as
     adjusted (b)                   175,700,330    159,245,536    151,229,057
                                   ------------   ------------   ------------
   Fully Diluted Earnings Per
   Share (a) / (b)                 $       1.22   $        .97   $        .80
                                   ============   ============   ============